SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2003

Artemis International Solutions Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-29793	13-4023714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4041 MacArthur Blvd. Suite 260, Newport Beach, CA 92660

(Address of principal executive offices) (Zip Code)

(949) 660-7100
Registrant’s telephone number, including area code:

Not applicable
(Former name or former address, if changed since last report)

Item 5.  Disclosure of Results of Operations and Financial Condition.

On August 14, 2003, the Company agreed to issue a Convertible Note to Laurus Master Fund, LTD. (the Laurus Note), obtaining a revolving line of credit for up to $5 million.  The Laurus Note will have a three-year term, subject to renewal. For the first six months, the Laurus Note will bear interest at a rate equal to the greater of either, (i) the Prime Rate as published in the Wall Street Journal (the Prime Rate) plus three quarters of a percent, or (ii) 5% per annum.  Thereafter, the interest rate will be the Prime Rate less zero to 1,250 basis points depending on the average fair market value (as defined) of the Company’s common stock.  Borrowings under the Laurus Note will be limited to the balance of trade accounts receivable reported by the Company’s operating entities in the United States (US) and the United Kingdom (UK).  Laurus in turn will have a security interest in the Company’s property and assets (including trade accounts receivable), located strictly in the US and the UK, except for any and all intellectual property rights.

Laurus will have the right to convert all or any portion of the outstanding principal amount and/or accrued interest and fees due and payable into shares of the Company’s restricted common stock at a per share conversion price equal to 125% of the volume weighted average price for the 5 trading days prior to closing, (the Fixed Conversion Price).  At closing of the Laurus Note, the Fixed Conversion Price was calculated to be $2.73 per share.  The Fixed Conversion Price may only be adjusted upwards and upon certain conditions. Conversion rights limit Laurus’ beneficial ownership in the Company to 2.5%.  If the Company’s common stock trades on a principal market at a price greater than $3.14 or 115% of the Fixed Conversion Price for at least eleven consecutive trading days, the Company has the option to require conversion of all or a portion of the Laurus Note at the Fixed Conversion Price.  This right is subject to certain trading volume limitations and the 2.5% beneficial ownership limitation noted above.

In connection with the Laurus Note, the Company will issue Laurus a ten-year transferable warrant to purchase 125,000 shares of the Company’s restricted common stock at various exercise prices ranging from 125% to 175% of the Fixed Conversion Price.

Proceeds from the Note and warrant sale will be used (i) to repay bridge financing provided by Proha Plc, a Finnish corporation that owns approximately 80% of the outstanding common stock of Artemis, and (ii) to provide the additional liquidity necessary to enable the Company to continue to implement its strategy for growth.  Additionally, this financing will give the Company the flexibility to pursue promising business opportunities and other operations.

Under the agreement, the Company is obligated to file a registration statement with the Securities and Exchange Commission to register the Company’s common stock that may be issued as described above.

Item 7.  Financial Statements, ProForma Information and Exhibits.

(a) Financial Statements
None

(b) Pro forma financial information
None

(c) Exhibits
10.1 Secured Convertible Note dated August 14, 2003 between Registrant and Laurus Master Fund, Ltd.
10.2 Security Agreement dated August 14, 2003 between Registrant and Laurus Master Fund, Ltd.
10.3 Common Stock Purchase Warrant dated August 14, 2003 between Registrant and Laurus Master Fund, Ltd.
10.4 Registration Rights Agreement dated August 14, 2003 between Registrant and Laurus Master Fund, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Artemis International Solutions Corporation

Date:	August 19, 2003	/s/ Michael J. Rusert
Michael J. Rusert, Chief Executive Officer